EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-258883, 333-233952 and 333-206760) and on Form S-3 (Nos. 333-220959, as amended, 333-224930, as amended, 333-205934, as amended, 333-215800, as amended, 333-217322, as amended, and 333-256280, as amended) of Dynatronics Corporation of our report dated October 14, 2025, relating to our audit of the June 30, 2025 consolidated financial statements, which appears in this Annual Report on Form 10-K of Dynatronics Corporation.

/s/ Tanner LLC

Salt Lake City, Utah

October 14, 2025